EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

         The following is a list of all subsidiaries, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

1. Toucan Mining Limited ("Toucan Mining"), an exploration stage company incorporated under the laws of the Isle of Man (British Isles), is a wholly owned subsidiary of the Company.

2. Mineradora de Bauxita Ltda. ("MBL"), an authorized mining company organized under the laws of Brazil, is a wholly owned subsidiary of Toucan Mining.




CORPDAL:64048.5  29976-00001
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